Exhibit 10.1

[**] The confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

VERSICOR MANUFACTURING, DEVELOPMENT
AND SUPPLY AGREEMENT

             This Manufacturing, Development and Supply Agreement (the “Agreement”) is entered into this 25th day of June, 2001, and effective December 11,  2000 by and between Abbott Laboratories, an Illinois corporation having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois  60064-3500 (“Abbott”), and Versicor, Inc., a Delaware corporation, having a principal place of business at 34790 Ardentech Court, Freemont California 94555 (“Versicor”).

             WHEREAS, Eli Lilly Industries, Inc. is the owner or licensee of certain technology and patent rights regarding ECBN-HCl (as defined below) and API (as defined below), and the manufacturing processes relating thereto;

             WHEREAS, Lilly has granted to Versicor a worldwide license to develop, manufacture and sell an injectable form of API; and

             WHEREAS, Versicor will file for approval with the United States Food and Drug Administration (and its foreign equivalents) (the “FDA”), a New Drug Application (and its foreign equivalents) (an “NDA”), and Investigational New Drug Applications (“INDs”) for certain formulations containing API, (as defined below); and

             WHEREAS, Versicor has certain process information relating to the synthesis of ECBN-HCl (as defined below) and API; and

             WHEREAS, Abbott possesses process engineering capabilities and operates process development facilities, which include small scale production and pilot plants, as well as large scale facilities for manufacture of commercial quantities of certain ECBN-HCl and API; and

             WHEREAS, the parties desire to have Abbott evaluate Versicor’s process information and to scale-up and adapt the current manufacturing process for the preparation of ECBN-HCl and API licensed to Versicor by Lilly to Abbott facilities; and

             WHEREAS, Abbott desires to manufacture for Versicor developmental, clinical and commercial quantities of ECBN-HCl and API and Versicor desires to purchase from Abbott such quantities.

             NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.          Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

             1.1        “Abbott Know-How” means all non-patented technical data, processing information, drawings, documentation, analytical and regulatory information and other information, including all improvements thereto, not included in Abbott Patent Rights, as defined below, covering manufacturing and process and ECBN-HCl and API development operations relating to the manufacture of ECBN-HCl and API according to the process developed hereunder by Abbott for Versicor, that is owned by Abbott, or licensed to Abbott, with the right to sublicense, as of the Effective Date, as defined below, or generated or acquired by Abbott during the term of this Agreement.

             1.2        “Abbott Patent Rights” means United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, all as are owned by Abbott, or licensed to Abbott, as of the Effective Date, with the right to sublicense, claiming manufacturing and/or process development operations relating to the manufacture of ECBN-HCl and API according to the process adapted hereunder by Abbott for Versicor.

             1.3        “Affiliate” of a party hereto means any entity that controls, is controlled by, or is under common control with such party.  For purposes of this definition, a party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation).

             1.4        “API”, “LY303366” or “VER002” means the bulk form of the final active pharmaceutical ingredient, Anidulafungin, which is issued as a drug for Candidiasis, Aspergillosis and other fungal infections, as more fully described in Exhibit A.

             1.5        “cGMP” means the FDA’s current good manufacturing practices for drug products, as specified in the Code of Federal Regulations and FDA’s guidance documents, and all successor regulations, orders and guidance documents thereto.

             1.6        “CMC” means the Chemistry and Manufacturing Controls (or its foreign equivalents) filed with the FDA in support of the  NDA, IND or DMF.

             1.7        “Confidential Information” means all information, including, but not limited to, Versicor Know-How and Abbott Know-How disclosed pursuant to this Agreement in writing (or all information disclosed orally, visually, in writing and/or in another tangible form, except any portion thereof that:

(a)	is known to the recipient, as evidenced by its written records before receipt thereof under this Agreement;

(b)	is disclosed to the recipient without restriction after acceptance of this Agreement by a third person who has the right to make such disclosure;

(c )	is or becomes part of the public domain through no fault of the recipient; or

(d)	is independently developed by or for the recipient by individuals or entities that have not had access to Confidential Information, as evidenced by its written records.

             1.8        “Contract Year” shall mean [**].

             1.9        “DMF” means the Drug Master File filed with the FDA in support of the NDA .

             1.10      “ECBN-HCl” means the bulk form intermediate Echinocandin B Nucleus hydrochloride used in the production of API as more fully described in Exhibit B.

             1.11      “ECBN-HCl Specifications” and/or  “API Specifications” (hereinafter collectively referred to as the “Specifications”) means the written specifications for API and the ECBN-HCl.  The API Specifications are set forth in Exhibit C as of the date hereof.  The ECBN-HCl Specifications shall be added to Exhibit C of this Agreement at a later date, upon their approval in writing by both parties.  The Specifications may be modified from time to time pursuant to Section 7.2 of this Agreement, by written agreement of the parties.  Neither the addition of the ECBN-HCl Specifications, or any modification to the Specifications, shall require a formal amendment to this Agreement.

             1.12      “Effective Date” means December 11, 2000.

             1.13      “EMEA” shall mean the European Medicine Evaluation Agency, or any successor entity thereto.

             1.14      “FDA” means the United States Food and Drug Administration (or its foreign equivalents), or any successor entity thereto.

             1.15      “IND” means an Investigational New Drug Application(or its foreign equivalent) filed with the FDA.

             1.16      “Launch Date” means the date on which the first commercial sale of Product is made in the Territory by Versicor.

             1.17      “NDA” means the New Drug Application (or its foreign equivalent) filed with or to be filed by Versicor with the FDA, seeking authorization to market Product in the Territory.

             1.18      “Product” means any finished pharmaceutical product containing API as its active ingredient.

             1.19      “Project” means a multi-stage project to adapt the process for the manufacture of ECBN-HCl and API.

             1.20      “Proposal” means the description of the Project, as set forth in Exhibit D.

             1.21      “Regulatory Filings” means the governmental filings required to obtain approval to market Product in a given country, including, but not limited to, Product registration(s) and marketing approval(s), as applicable, in each country.

             1.22      “Regulatory Authorities” means the FDA, the EMEA, or any comparable national or territorial regulatory entity.

             1.23      “Stability Protocol” means the document created by Abbott personnel and reviewed by Versicor, or any of its CMC consultants that controls the details of collection and analysis of samples by the Quality Control group of Abbott.

             1.24      “Territory”  means the world.

             1.25      “Versicor Know-How” means all non-patented technical data, processing information, drawings, documentation, analytical and regulatory information, oral data and other information, including all improvements thereto, not included in Versicor Patent Rights, as defined below, relating to the manufacture, use or sale of ECBN-HCl or API that is owned by Versicor, or licensed to Versicor, with the right to sublicense, as of the Effective Date, or generated or acquired by Versicor during the term of this Agreement.

             1.26      “Versicor Patent Rights” means United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, all as are owned by Versicor, or licensed to Versicor, with the right to sublicense, claiming ECBN-HCl and API, and under which Abbott would need a license or sublicense to lawfully manufacture ECBN-HCl and API for Versicor under this Agreement.

2.          ECBN-HCl and API Development Project.

             Promptly after the Effective Date, Abbott shall undertake the Project.  The Project shall consist of research and development activities described in the Proposal in accordance with Exhibit D.  Abbott shall use its reasonable best efforts in performing its research and development activities hereunder, but Versicor understands that, because the Project involves research from which the results are inherently uncertain, Abbott cannot and does not make any representation, warranty or guarantee of any kind that the Project will result in a commercially-viable process.

3.          Abbott’s Research and Development Activities.

             3.1        Abbott’s Activities.  Abbott shall use its reasonable best efforts to conduct and perform certain activities including, but not limited, to the following:

a.	Source raw materials for use in manufacturing ECBN-HCl and API;

b.	Chemically synthesize the ECBN-HCl to form the API;

c.	Perform pilot scale evaluation of Versicor’s manufacturing process;

d.	Adapt Versicor’s manufacturing process to Abbott’s equipment and systems;

e.	Develop process parameters to manufacture ECBN-HCl and API in Abbott’s manufacturing facility;

f.	Prepare suitable manufacturing instructions and manufacturing controls for inclusion in Regulatory Filings;

g.	Provide appropriate Regulatory Authorities with letters of authorization referencing Abbott's DMF and containing process validation data, batch documents and other data required to support Regulatory Filings and to provide timely notice to Versicor of any significant changes in Abbott’s process development and production activities (whether or not referred to herein) to enable Versicor to amend the appropriate Regulatory Filings and to assist Versicor in responding to questions from Regulatory Authorities concerning the ECBN-HCl and API;

h.	Conduct material contact and cleaning validation studies, engineering and validation runs, process validation studies, and preparing process justification and validation summary reports, in a timely manner, to pass FDA pre-approval and other appropriate Regulatory Authority inspections to support manufacture of the ECBN-HCl and API in the Abbott manufacturing facility, and either (i) provide Versicor with copies of such reports and studies, in a timely manner to enable Versicor to make all appropriate Regulatory Filings, or (ii) allow Versicor to refer to Abbott’s Type II DMF containing such information and permitting Versicor to have access to such documents;

i.	Permit Versicor to conduct all necessary cGMP and quality assurance reviews of Abbott facilities and documentation in accordance with Section 8.4 hereof, including review and receipt of copies of Abbott manufacturing instructions (both prior to and after the manufacturing process), and to provide notice to Versicor so as to permit Versicor to have a representative in Abbott’s manufacturing plant at the time of critical operations upon the mutual agreement of the parties, which consent by Abbott shall not be unreasonably withheld and at Versicor’s cost;

j.	Permit Versicor to use and access Abbott’s data and development reports, including, but not limited to, the DMF and compounds as they relate solely to the manufacture of ECBN-HCl and API;

k.	Provide Versicor with acceptable environmental impact statements for inclusion with Regulatory Filings, if required;

l.	Provide Versicor with appropriate pilot and commercial scale batch record manufacturing documentation for Regulatory Filings;

m.	Conduct all stability testing on ECBN-HCl and/or API and compile data for Regulatory Filings;

n.	Prepare and administer the FDA pre-approval inspection; and

o.	Manufacture development supplies, clinical supplies, stability supplies and process validation batches of ECBN-HCl and/or API in accordance with current cGMPs and pursuant to protocols to which the parties shall mutually agree.

4.          Versicor’s Research and Development Activities.

             4.1        Versicor’s Activities.  Versicor shall use its reasonable best efforts to conduct and perform research and development activities, including the following:

a.	Provide Abbott with applicable and available analytical methods for raw materials, in-process tests and manufacture of ECBN-HCl and/or API and all available reference materials;

b.	Provide Abbott with technical data on ECBN-HCl and/or API that includes, but is not limited to, the following: (i) material safety data sheets with environmental and safety information, and (ii) additional detailed data, if necessary, to define potential hazards and establish employee exposure levels;

c.	Provide Abbott with copies of Regulatory Filings as necessary for Abbott to obtain regulatory pre-inspection approval;

d.	Maintain a stability program for, and retain samples of, the ECBN-HCl and/or API; and

e.	Provide Abbott with such additional information as Abbott may reasonablyrequest, including but not limited to: process, product, and safety/toxicity information.

5.          Payment for Abbott’s Development Efforts

             5.1        Research and Development Fee.  In consideration of select activities that Abbott shall perform under Articles 3 and 4 hereof, Versicor shall pay Abbott a non-refundable research and development fee of [**] U.S. Dollars (U.S. $[**]).  In the event that Abbott does not receive complete, validated reference standards in Abbott specified amounts from Eli Lilly or other third parties, and it becomes necessary for Abbott to perform additional research and development, Versicor shall pay to Abbott an amount, not to exceed [**] U.S. Dollars (U.S. $[**]) as set forth on Exhibit D.  This “not to exceed” amount is currently reflected in Exhibit E.  The total research and development fees charged to Versicor under this Agreement shall not exceed [**] U.S. Dollars (U.S. $[**]), excluding all raw materials other than [**] and additional charges, if any, incurred pursuant to Sections 5.2 and 5.3 below.  Unless instructed by Versicor, the total fees to be paid by Versicor under Exhibit E in Contract Years [**] shall not exceed the amounts set forth therein.  If reference standard production fees are incurred in [**], Abbott shall adjust other fees accordingly to assure that the total annual charges do not exceed the total annual charges set forth in Exhibit E.  The parties shall agree to any additional changes in the research and development scope and commercial production activities that are not covered herein.  The research and development fee shall be paid to Abbott in accordance with Exhibit E.

             5.2        Changes in Project Scope.  If changes occur in the Project or Specifications, or if technical difficulties require that Abbott perform either additional work or repeat work, unrelated to Abbott’s fault or negligence, or if Abbott reclassifies the ECBN-HC1 or ABI, or if the ECBN-HC1 or ABI is found to be a skin sensitizor dictating specific containment necessary for manufacturing, Abbott shall provide Versicor with new or revised activities and price estimates for such work.  The current Abbott drug classification is Level 2 based on the toxicology information provided by Lilly.  If Versicor approves such estimates and activities, Abbott shall perform such work and shall invoice Versicor for such work.  Versicor shall remit payment on such invoice within [**] of receipt of such invoice.  Reimbursement for such additional work shall be at the rate of [**] U.S. Dollars (U.S. $[**]) per hour per person, plus out-of-pocket costs for reasonable travel and sustenance, materials and supplies.

             5.3        Additional Costs.  Versicor shall pay Abbott for its direct costs pre-approved by Versicor associated with any FDA filing by Abbott requested by Versicor including but not limited to the filing of a CMC or CMC amendment, in support of Versicor’s FDA filing with respect to ECBN-HCl, API and/or Product.  Versicor also shall pay Abbott’s direct costs pre-approved by Versicor for any work requested by Versicor to produce and assemble documentation for Productregistrations outside the United States.

6.          Pilot Scale and Clinical Supplies.

6.1	Year [**] Clinical Supplies.

a.	API. Abbott shall provide to Versicor [**] pilot scale lots of API, with each lot consisting of [**] to [**] of API, using ECBN-HCl provided by Versicor.

b.	ECBN-HCl. Abbott shall provide to Versicor [**] cGMP lots of ECBN-HCl with each lot consisting of enough material to prepare [**] lots of approximately [**] of API. Versicor shall notify Abbott regarding any alteration of the clinical schedule and ECBN-HCl and API amounts needed.

             6.2        Revisions to Schedule.  If necessary, a revised pilot scale and clinical development schedule will be mutually negotiated by the parties.  In the event that there is a change in the pilot scale and clinical development schedule that has not been communicated by Versicor to Abbott upon at least [**] prior written notice, the parties shall mutually agree to an allocation of the costs associated with revisions to such schedule.

7.          Manufacture and Commercial Supply of ECBN-HCl and API.

             7.1        Purchase and Sale of ECBN-HCl and API.  Pursuant to the terms and conditions of this Agreement, Abbott shall manufacture, sell and deliver ECBN-HCl and API exclusively to Versicor and, Versicor may but shall not be obligated to purchase from Abbott any of its requirements of ECBN-HCl and API(other than the purchase of approximately [**] of commercial validation materials as provided in Section 5.1 and Exhibit E); provided, however, from and after the date the parties mutually agree on an acceptable price for commercial supplies of API, Versicor shall purchase from Abbott, at an amount not to exceed such price, a minimum of [**] of its commercial requirements of ECBN-HCl and API in the Territory.  In the event that Abbott is unable to deliver a scheduled shipment of ECBN-HCl or API for any reason and is unable to cure such failure by delivering to Versicor the scheduled shipment of ECBN-HCl and API within [**] of such scheduled shipment date, Versicor shall have the right to purchase its remaining ECBN-HCl and API requirements in the Territory from secondary sources until Abbott becomes able to meet said requirements.  Versicor may elect to designate, qualify and enable a secondary supplier at any time during this Agreement.

             7.2        Modification of Specifications.  If the Specifications are modified by Versicor hereunder, or the Specifications must be modified by requirement of the FDA or other regulatory agency, or a process change would be required under the CMC, or other applicable governmental application, and such modification or process change increases or decreases Abbott's cost to manufacture ECBN-HCl or API, Abbott shall submit to Versicor a revised price for either the current or future stage of development or ECBN-HCl or API that reflects such cost increase or decrease.  Abbott and Versicor shall mutually agree on the cost allocation of such change.  In the event the parties are unable to agree on such cost allocation, either party may seek to have the dispute resolved in accordance with the provisions of Section 18.2 hereof.  If such modification results in the requirement to reprocess and/or retest previously manufactured and otherwise acceptable ECBN-HCl or API, any additional costs incurred by Abbott in such reprocessing and/or retesting shall be paid by Versicor upon submission by Abbott of documentation and justification of such costs.

             7.3        Modification of ECBN-HCl or API Process.  Process changes by Abbott that effect Versicor’s ECBN-HCl or API DMF or CMC shall not occur without prior written permission of Versicor.

             7.4        Validation Production Runs.  Abbott will make [**] production runs of API starting from the initial fermentation, and ending with the chemical synthesis steps (“Validation Production Runs).   The Validation Production Runs will be conducted at the desired and agreed upon production batch size and may be used for validation and/or commercial market supply needs as determined by the parties.

a.	The Validation Production Runs will be conducted at the Abbott facility in North Chicago and directed by an accompanying Protocol. A completed, signed copy of the Protocol which will be generated by Abbott personnel and approved in writing by Versicor will be forwarded to Versicor for inclusion in the NDA.

b.	The Validation Production Runs produced by Abbott will meet API Specifications and an Abbott Certificate of Analysis will be generated for each lot.

c.	At the conclusion of the Validation Production Runs a validation report will be generated by Abbott. A copy of this report will be signed, dated and sent to Versicor for inclusion in the NDA.

d.	Abbott shall ship the API generated from the Validation Production Runs to a Versicor specified drug Product formulation facility upon written notice by Versicor and completion by Abbott.

e.	EBC and API produced by Abbott under this Section 7.4 will be placed on stability at an appropriate location under real time and accelerated conditions.

8.          Manufacture of ECBN-HCl and Bulk Drug Substance API.

             8.1        ECBN-HCl and API Title and Shipment.  Any ECBN-HCl and API manufactured by Abbott pursuant to this Agreement shall be shipped F.O.B. Abbott’s manufacturing facility.  Title and risk of loss shall pass to Versicor upon delivery of ECBN-HCl and/or API to the carrier.  Shipment shall be via a carrier designated by Versicor.  All shipment costs shall be borne by Versicor.

             8.2        ECBN-HCl and API Storage.  Versicor shall pay Abbott at a rate of [**] U.S. Dollars (U.S.$[**]) per month for any ECBN-HCl and/or API storage costs incurred by Abbott in excess of [**] after manufacture, provided that such ECBN-HCl or API was forecasted by Versicor.

             8.3        Quality Control.  Abbott shall apply its quality control procedures and in-plant quality control checks on the manufacture of ECBN-HCl or API for Versicor in the same manner as Abbott applies such procedures and checks to material of a similar nature manufactured for sale by Abbott.  In addition, Abbott will test and release ECBN-HCl and/or API to Versicor in accordance with the Specifications described in Exhibit C.

             8.4        Audits. Upon Abbott’s written approval, which approval shall not be unreasonably withheld or delayed, Versicor shall have the right, upon [**] prior written notice to Abbott, to conduct during normal business hours a quality assurance audit and inspection of Abbott’s records and ECBN-HCl and/or API facilities relating to the manufacture of ECBN-HCl and/or API, and to perform follow-up audits as reasonably necessary.  Such audits and inspections may be conducted from time to time on a reasonable basis prior to ECBN-HCl and/or API production of the first commercial API order placed by Versicor and thereafter once each Contract Year.  The duration of such audits shall not exceed [**] and such audits shall be performed by no more than [**], unless Versicor reasonably believes that a longer audit or additional personnel are necessary and provides its reasons for such belief to Abbott in writing.  If Versicor wishes to perform audits more often than once per year or over a period in excess of [**], Versicor shall pay Abbott [**] U.S. Dollars (U.S. $[**]) per additional audit day.  Notwithstanding the foregoing, in the event that an audit is required by Versicor due to quality issues that arise during any Contract Year, Versicor shall be entitled to conduct such audit free of charge.  If more than [**] perform the audit, Versicor shall pay Abbott [**] U.S. Dollars (U.S. $[**]) per additional auditor.

             Visits by Versicor to Abbott’s ECBN-HCl or API facilities may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 11 hereof.  The results of such audits and inspections shall be considered Confidential Information under Article 11 and shall not be disclosed to third persons, including but not limited to the FDA and any other Regulatory Authority, unless required by law and upon prior written notice to Abbott. If Versicor utilizes auditors that are not employees of Versicor, each of such auditors shall execute a non-disclosure agreement with confidentiality terms at least as stringent as those set forth herein.

             Abbott shall be responsible for inspections of its North Chicago manufacturing facility by the FDA or an equivalent Regulatory Authority and shall notify Versicor of all inspections that are directly related to the manufacture of ECBN-HCl or API within [**] or receipt by Abbott of notice of such inspections

             8.5        Payment Terms.

a.	Price and Payment. Abbott shall invoice Versicor upon delivery of ECBN-HCl and/or API by Abbott at the prices set forth in Exhibit E of this Agreement. Versicor shall make payment net [**] from the date of receipt of Abbott’s invoice. All payments due under this Agreement shall be paid in U.S. Dollars by wire transfer or by such other means agreed upon by the parties, in each case at the expense of the payor, for value no later than the due date thereof (with [**] advance notice of each wire transfer) to the following bank account or such other bank accounts as the payee shall designate in writing within a reasonable period of time prior to such due date:

	Account Name:	Abbott Laboratories
	Account Number:	[**]
	Bank:	[**]
New York, New York
	ABA Number:	[**]
b.	Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of ECBN-HCl and/or API sold pursuant to this Agreement shall be paid by Versicor.

9.          Orders and Forecasts.

             9.1        First [**] Estimate.  Versicor shall, within [**] after filing its NDA for the Product, provide Abbott with a written estimate of Versicor’s monthly requirements of ECBN-HCl and API to be supplied by Abbott for the [**] period commencing on the Launch Date.  Abbott acknowledges that such quantities are estimates only and are not binding.

             9.2        Rolling Forecast.  Thereafter, Versicor shall provide [**] to Abbott rolling [**] projections of requirements of ECBN-HCl and API to be manufactured by Abbott, with the first [**] of such projection consisting of firm purchase orders and the remaining [**] of each projection consisting of Versicor’s best estimate forecast of its ECBN-HCl and API requirements.

             9.3        First Firm Order.  Abbott and Versicor shall cooperate fully in estimating and scheduling production for the first commercial order of ECBN-HCl and API to be placed by Versicor with Abbott in anticipation of regulatory approval of Product.  The first firm order shall cover the [**] period commencing on the Launch Date.  Versicor shall place its first firm order for ECBN-HCl and API approximately [**] in advance of the anticipated NDA approval date or desired API availability date.  At the same time, Versicor shall provide to Abbott Versicor’s estimate of its monthly requirements of ECBN-HCl and API to be supplied by Abbott for the next succeeding [**] calendar month period.  Each Firm Order submitted by Versicor shall be no less than [**] percent ([**] %) nor more than [**] percent ([**]%) of the most recent forecast covering such time period.

             9.4        Purchase Order Acceptance.  Within [**] after receipt of Versicor’s firm purchase orders for ECBN-HCl and API, Abbott shall confirm to Versicor its acceptance of the purchase order, delivery date and quantity of ECBN-HCl and API ordered by Versicor.

             9.5        Firm Order Changes.  If, due to significant unforeseen circumstances, Versicor requests changes to firm orders within the [**] firm purchase order timeframe, Abbott shall attempt to accommodate the changes within reasonable manufacturing capabilities and efficiencies.  Abbott shall advise Versicor of the costs associated with making any such change and Versicor and Abbott shall mutually agree to proceed with changes at Versicor’s cost.

             9.6        Purchase Order Terms.  Each purchase order or any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement and none of the provisions of such purchase order or acknowledgment shall be applicable except those specifying ECBN-HCl and/or API quantities ordered, delivery dates, special shipping instructions and invoice information.

10.        Proprietary Ownership of Development Work, Preexisting Technology and License Grants

             10.1      Existing Proprietary Information.  Except as otherwise provided herein, neither party hereto shall be deemed by this Agreement to have been granted any license or other rights to patent rights existing as of the date hereof, or know-how relating to compounds, formulations, or processes that are owned or controlled by the other party.

             10.2      Abbott Inventions.  With respect to any ideas, innovations or inventions (whether or not patentable) developed by Abbott during the term of this Agreement and relating to the manufacturing process of ECBN-HCl and/or API, Abbott shall own all proprietary rights to such ideas, innovations and inventions, and may obtain patent, copyright, and/or other proprietary protection relating to such ideas, innovations and inventions; provided however, that Abbott shall grant to Versicor a worldwide exclusive license, with the right to grant sublicenses, to any ideas, innovations or inventions developed hereunder as they relate to the manufacturing process of ECBN-HCl or API.  In the event that Versicor utilizes a third party in the manufacture of ECBN-HCl or API, Versicor shall pay Abbott an innovation transfer payment (“ITP”) to be mutually agreed upon by the parties in an amount no more than [**] percent of the dollar volume of ECBN-HCl and API purchased by Versicor from a third party utilizing such licensed technology solely for the manufacture of ECBN-HCl and API for Versicor depending on the quality and quantity of Abbott inventions so used, as reasonably determined by Abbott.  In the event that Abbott files a patent application on such ideas, innovations or inventions, then Abbott shall so notify Versicor within [**] of the filing of such patent application.  Abbott may not use any specific ECBN-HCl or API innovations or inventions for ECBN-HCl or API developed in the Agreement by Abbott or Versicor to develop or manufacture any glucan synthase inhibitors for any third party other than Versicor during the term of this Agreement, and for a [**] period thereafter; provided, however, that Abbott shall be entitled to use any innovations or inventions developed by Abbott hereunder for Abbott’s own purposes; provided, however, that such Abbott inventions and/or innovations shall not include any Versicor Patent Rights, Versicor Know-How or API.

             10.3      Versicor Inventions.  During the term of this Agreement, Versicor hereby grants to Abbott a royalty-free, worldwide, nonexclusive license, with the right to grant sublicenses to satisfy Abbott’s manufacturing obligations hereunder, to Versicor Confidential Information, Versicor Know-How, Versicor Patent Rights, and other proprietary rights reasonably necessary to conduct the research and development work described in Articles 3 and 4 hereof, and to make, have made, import, sell and supply ECBN-HCl and/or API hereunder, but only for such purposes.  In the event that Abbott desires to use a third party in the manufacture of ECBN-HCl and/or API, Abbott shall notify Versicor in advance of such use in order to obtain Versicor’s approval of such third party manufacturer, which approval shall not be unreasonably withheld.  Versicor shall have [**] to approve or reject such third party manufacturer.  Failure of Versicor to respond in writing with such [**] time period shall be deemed a rejection of that third party manufacturer.  Abbott shall only use Versicor approved third party manufacturers in the manufacture of ECBN-HCl and/or API.

11.        Confidential Information.

             Neither party shall use or disclose any Confidential Information received by any third party contract entered into by Abbott and that party shall contain a provision to allow Versicor to audit such facilities pursuant to this Agreement without the prior written consent of the other party.  Except as provided in the following sentence, nothing contained in this Article shall be construed to restrict the parties from disclosing Confidential Information as is reasonably necessary to perform acts permitted by this Agreement.  However, if either party is required or feels it necessary to disclose any Confidential Information received by it pursuant to this Agreement (whether by audit or otherwise) to any third party or governmental agency in compliance with any federal, state and/or local laws and/or regulations, or pursuant to an order of a court of competent jurisdiction, the disclosing party shall notify the party owning such Confidential Information immediately, prior to any such disclosure, in order to enable the owning party to protect its Confidential Information.  In any event, the disclosing party shall make any disclosures of Confidential Information received by it pursuant to this Agreement only to the extent required, and only to such persons who have a need to know.  The obligations of the parties relating to Confidential Information shall expire [**] after termination of this Agreement.

12.        Term and Termination.

             12.1      Term.  This Agreement shall become effective as of the Effective Date, and unless sooner terminated hereunder, shall continue in effect until the completion of the [**] Contract Year following the Launch Date.  THIS AGREEMENT MAY BE TERMINATED UPON EXPIRATION OF SUCH [**] TERM UPON NOT LESS THAN [**] WRITTEN NOTICE.  THEREAFTER, THIS AGREEMENT SHALL STAY IN EFFECT FOR ADDITIONAL [**] PERIODS UNLESS [**] PRIOR WRITTEN NOTICE OF A PARTY’S INTENT TO TERMINATE IS GIVEN TO THE OTHER PARTY.

             12.2      Versicor Termination Rights.  Versicor may terminate the Project upon [**] prior written notice to Abbott if Versicor determines in good faith that the clinical, development and/or commercial stage of the ECBN-HCl and/or API, before or after the Launch Date, is not technically, clinically or commercially feasible, as determined by Versicor.  If the Project is terminated, Abbott shall advise Versicor of Abbott’s actual research and development costs on the Project incurred prior to such termination.  If Versicor disputes such amount, the dispute shall be resolved in accordance with the provisions of Section 18.2 hereof.  The parties shall negotiate in good faith an appropriate adjustment based upon Abbott’s actual costs and Versicor’s payments to Abbott to support the Project.  Abbott, if requested by Versicor, shall provide to Versicor a summary of costs payable pursuant to this Section 12.2.  Upon payment of any adjustment required by this Section 12.2, this Agreement shall terminate.

             12.3      Abbott Termination Rights.  In the event Versicor elects not to launch Product by [**], Abbott shall have the right to terminate this Agreement.

             12.4      General Termination Rights.  Upon the occurrence of the following events, either party may terminate this Agreement by giving the other party [**] prior written notice:

a.	Upon the bankruptcy or insolvency of the other party; or

b.	Upon the material breach of any provision of this Agreement by the other party if the breach is not remedied prior to the expiration of such [**] notice period.

             12.5      Termination in Event of Hardship.  In the event that during the term of this Agreement the general situation and/or the data and/or economic appropriateness on which this Agreement is based are substantially changed such that it is not commercially reasonable for either party to proceed towards commercialization of the Product, such party may, after good faith negotiations between the parties, terminate this Agreement with [**] prior written notice to the other party; provided, however, that in the event that Versicor subsequently proceeds toward the commercialization of Product, Abbott shall be entitled to manufacture the ECBN-HCl and API for such Product at the price and upon the terms and conditions set forth in this Agreement.

             12.6      Survival Provisions.  Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto, including, but not limited to, the obligation to pay money, and shall be without prejudice to the rights and remedies of either party with respect to the antecedent breach of any of the provisions of this Agreement. Further, Articles 10,11, 12, 13, 14, 15, 16,  20 and 25 shall survive the termination of this Agreement.

13.        Warranties

             13.1      Versicor Warranties.  Versicor warrants to Abbott that Versicor Patent Rights, Versicor Know-How, and Confidential Information provided by Versicor to Abbott for use in the research and development work described in this Agreement and for Abbott to manufacture and supply ECBN-HCl and API under this Agreement do not, and will not for the term hereof, infringe any patent or other proprietary right of any third party. Versicor warrants that it owns or controls all of the rights, title and interest in and to the Versicor Patent Rights, Versicor Know-How, and Confidential Information provided by Versicor to Abbott hereunder, and that it has the full right and authority to grant to Abbott the license described in Section 10.2.  Versicor further warrants that such license constitutes the only license that Abbott will need to manufacture and supply ECBN-HCl and API for Versicor, its Affiliates, subsidiaries, licensees and sublicensees.

             13.2      Abbott Warranties.  Abbott warrants to Versicor that Abbott Patent Rights, Abbott Know-How, and Confidential Information provided by Abbott for use in the research and development work described in this Agreement and the manufacture and supply of ECBN-HCl and API under this Agreement do not, and will not for the term hereof, infringe any patent or other proprietary right of any third party.  Abbott warrants to Versicor that ECBN-HCl and API delivered to Versicor pursuant to this Agreement shall conform to cGMP and the Specifications, and shall be in compliance with applicable laws and regulations.  ABBOTT MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ECBN-HCl OR API.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY ABBOTT.  IN NO EVENT SHALL ABBOTT BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS.

14.        Indemnification.

             14.1      Versicor Indemnification.  Versicor shall defend, indemnify and hold Abbott and its Affiliates and their respective employees, consultants, directors and agents harmless against any liability, judgment, demand, action, suit, loss, damage, cost and other expense (including reasonable attorney's fees) (”Liability") arising from (i) Versicor’s negligence or willful act or omission in the development, testing, use, manufacture, promotion, marketing, sale, distribution, packaging, labeling, handling, storage, and/or disposal of ECBN-HCl and/or API and/or Product; or (ii) any action brought by a third party alleging infringement of any patent or other proprietary rights of such third party by use of the Versicor Patents, Versicor Know-How, or Confidential Information provided by Versicor; or (iii) Versicor’s and/or any Versicor’s Affiliate’s, licensee’s and/or sublicensee’s material breach of this Agreement, except to the extent Abbott is liable under Section 14.2.

             14.2      Abbott Indemnification.  Abbott shall defend, indemnify and hold Versicor, its Affiliates, licensees and sublicensees and their respective employees, consultants, directors and agents harmless against any Liability arising from (i) Abbott’s negligence or willful act or omission in the development, testing, use, storage, handling, manufacture, storage or delivery of ECBN-HCl and/or API; (ii) any action brought by a third party alleging infringement of any patent or other proprietary rights of such third party by use of the Abbott Patents, Abbott Know-How, or Confidential Information provided by Abbott; or (iii) Abbott’s material breach of this Agreement, except to the extent Versicor is liable under Section 14.

             14.3      Claims and Proceedings.  Each party shall notify the other promptly of any threatened or pending claim or proceeding covered by any of the above Sections in this Article 14 and shall include sufficient information to enable the other party to assess the facts.  Each party shall cooperate fully with the other party in the defense of all such claims.  No settlement or compromise shall be binding on a party hereto without its prior written consent.

15.        Assignment.

             Neither party shall assign this Agreement or any part thereof without the prior written consent of the other party, which consent shall not be unreasonably withheld.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  No assignment shall relieve any party of responsibility for the performance of any accrued obligation, which such party then has hereunder.

16.        Notices.

             All notices hereunder shall be in writing and shall be delivered personally, registered or certified mail, postage prepaid, mailed by express mail service or given by facsimile, to the following addresses of the respective parties:

If to Abbott:	Abbott Laboratories
President
Specialty Products Division
Department 390, Building A1
1401 Sheridan Road
North Chicago, IL 60064-4000
Fax Number: 847/938-2315

with copy to:	Abbott Laboratories
Senior Vice President and General Counsel
Department 364, Building AP6D
100 Abbott Park Road
Abbott Park, IL 60064-6049
Fax Number: 847/938-6277

If to Versicor:	Versicor, Inc.
34790 Ardentech Court
Fremont, Ca 94555
Attention: CEO and CFO

With a copy to	O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, California 94111
Attention: Peter T. Healy, Esq.

Notices shall be effective upon receipt if personally delivered, on the third business day following the date of mailing if sent by certified or registered mail, and on the second business day following the date of delivery to the express mail service if sent by express mail, or the date of transmission if sent by facsimile.  A party may change its address listed above by notice to the other party.

17.        Entire Agreement.

             This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

18.        Alternative Dispute Resolution and Applicable Law.

             18.1      Choice of Law.  This Agreement shall be construed, interpreted and governed by the laws of the State of New York, excluding its choice of law provisions.

             18.2      Alternative Dispute Resolution.  The parties recognize that bona fide disputes may arise which relate to the parties’ rights and obligations under this Agreement.  The parties agree that any such dispute shall be resolved by Alternative Dispute Resolution (“ADR”) in accordance with the procedure set forth in Exhibit F.

19.        Force Majeure.

             Any delay in the performance of any of the duties or obligations of any party (except the payment of money due hereunder) caused by an event outside the affected party’s reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay.  Such events shall include without limitation, acts of God; acts of the public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; earthquakes; shortages of material or energy; delays in the delivery of raw materials, or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected.  The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

20.        Severability.

             If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

21.        Waiver.

             No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party hereto.  Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

22.        Exhibits.

             All Exhibits referenced herein are hereby made a part of this Agreement.

23.        Counterparts.

             This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

24.        No Publicity.

             With the exception of communicating, “Abbott has become the worldwide manufacturing, development and supply partner for Versicor’s ECBN-HCl and API,” for the limited purposes of communicating information (i) to Versicor’s Board of Directors, (ii) Versicor investors, (iii) to symposium participants in break out question and answer sessions, neither party shall disclose the existence of this Agreement or the provisions of this Agreement without the prior written approval of the other party.  Neither party shall use the name of the other party in any publicity or advertising without the other party’s prior written consent.  Neither party shall make any public announcement concerning the transactions contemplated herein, or make any public statement that includes the name of the other party or any of its Affiliates or subsidiaries, or otherwise use the name of the other party or any of its Affiliates or subsidiaries in any public statement or document, except as may be required by law or judicial order, without the written consent of the other party, which consent shall not be unreasonably withheld.  Subject to any legal or judicial disclosure obligation, any such public announcement proposed by a party that names the other party shall first be provided in draft to the other party.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the later day and year written below.

ABBOTT LABORATORIES		VERSICOR, INC.

By:	/s/ Chris Kolber	By:	/s/George F. Horner, III

Title:	DVP	Title:	President and CEO

Date:	6/12/01	Date:	25 June 2001

EXHIBIT A

API

VER002 API

Anidulafungin (VER002) API Structure
Chemical name:  [**]

[**]

EXHIBIT B

EBCN-HCl

[**]

[**]

Chemical Name:  [**]

EXHIBIT C

ECBN-HCl AND/OR API SPECIFICATIONS

Analytical Property	Method Type/Code	Limit

[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

EXHIBIT D

PROPOSALS

LY 303366 PROPOSAL
Versicor - ABBOTT LABORATORIES
PIII CHEMICAL PRODUCTION PROGRAM

Goals:

[**]

Abbott Activities:

[**]

Assumptions:

[**]

Summary

Program Timeline

[**]

Goals:

[**]

Abbott Activities:

[**]

Assumptions:

[**]

Program Timeline:

[**]

VERSICOR CHEMICAL R&D VALIDATION PROPOSAL
STAGE II

[**]

 VERSICOR CHEMICAL R&D VALIDATION PROPOSAL
STAGE III

[**]

VERSICOR FERMENTATION ACTIVITY LIST
[**] – DAJ

[**]

FERMENTATION REFERENCE STANDARDS
PROPOSAL OPTIONS

SCOPE:

[**].

BACKGROUND:

[**]

SCENARIO	START DATE	DEMO RUN COMPLETE	PROCESS VALIDATION RUN #1	PROCESS VALIDATION RUN #2	PROCESS VALIDATION RUN #3	ADDED COST From Scen. 1	PROJECT DELAY From Scen. 1

Scenario 1	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Scenario 2	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Scenario 3	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Scenario 4	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Scenario 1        [**]

Scenario 2        [**]

Scenario 3        [**]

Scenario 4        [**]

ASSUMPTIONS:

[**]

DECISION MILESTONES:

[**]:	Deadline for Versicor to select the optimal scenario in order for Abbott to maintain the appropriate timelines posted in the above table. Note: if a decision is made sooner or later, the timelines will be affected accordingly.

[**]:	Deadline for Abbott to receive reference standards in order to maintain project timing in Scenarios 2-4.

Additional Comments:

•            [**]

•            [**]

•            [**]

EXHIBIT E

PROGRAM TIME GAITED COSTS
($000s)
All dates are estimated and actual activity dates are subject to change

Activity	Start Date	End Date	Actual [**]	Projected[**]	Projected[**]	Projected[**]

[**]			[**]
[**]			[**]
[**]			[**]

[**]	[**]	[**]		[**]
[**]	[**]	[**]		[**]
[**]	[**]	[**]		[**]
[**]	[**]	[**]		[**]
[**]	[**]	[**]		[**]
[**]	[**]			[**]
[**]					[**]
[**]	[**]	[**]		[**]
[**]	[**]			[**]
[**]		[**]			[**]
[**]	[**]	[**]		[**]
[**]	[**]	[**]		[**]

[**]	[**]	[**]			[**]
[**]*	[**]	[**]			[**]
[**]*	[**]	[**]			[**]
[**]	[**]	[**]			[**]
[**]						[**]**
[**]			[**]	[**]	[**]	[**]**

                                                                                                                                                                Total Program Cost           [**]

Invoices shall be sent to Versicor upon the completion of each line item activity above unless specified as project initiation; Upon such event, invoices shall be sent on the initiation date of said activity.

[**].

[**].

Activities to include the cGMP production of approx. [**] of Commercial validation material.
**Miscellaneous program charges if reference standard production fees are incurred in [**].  Abbott shall adjust the timing of other fees accordingly to assure that the total annual charges do not exceed the total annual charges listed above.

EXHIBIT F

Alternative Dispute Resolution

The parties recognize that from time to time a dispute may arise relating to either party’s rights or obligations under this Agreement.  The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Exhibit, the result of which shall be binding upon the parties.

             To begin the ADR process, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within [**] after such notice is received (all references to “days” in this ADR provision are to calendar days).  If the matter has not been resolved within [**] of the notice of dispute, or if the parties fail to meet within such [**], either party may initiate an ADR proceeding as provided herein.  The parties shall have the right to be represented by counsel in such a proceeding.

1.          To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR.  Within [**] after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.          Within [**] following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding.  If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York  10017, to select a neutral pursuant to the following procedures:

(a)            The CPR shall submit to the parties a list of not less than [**] candidates within [**] after receipt of the request, along with a Curriculum Vitae for each candidate.  No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

(b)            Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)            Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within [**] following receipt of the list of candidates.  If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates.  Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)            If the parties collectively have identified fewer than [**] candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference.  If a tie should result between two candidates, the CPR may designate either candidate.  If the parties collectively have identified [**] or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than [**] candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3.          No earlier than [**] or later than [**] after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties.  The ADR proceeding shall take place at a location agreed upon by the parties.  If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4.          At least [**] prior to the hearing, each party shall submit the following to the other party and the neutral:

(a)             a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b)            a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)             a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d)            a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed [**] pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.          The hearing shall be conducted on [**] and shall be governed by the following rules:

(a)             Each party shall be entitled to [**] of hearing time to present its case.  The neutral shall determine whether each party has had the [**] to which it is entitled.

(b)             Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument.  Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c)              The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party.  The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR.  Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)             Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)              Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances.  Affidavits prepared for purposes of the ADR hearing also shall not be admissible.  As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.          Within [**] following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed [**] pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.          The neutral shall rule on each disputed issue within [**] following completion of the hearing.  Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues.  The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.          The neutral shall be paid a reasonable fee plus expenses.  These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)        If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b)             If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties.  The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.          The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.        Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information.  The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

[**] The confident portion has been omitted and filed separately with the Securities and Exchange Commission